Exhibit 10.3

Date: February 20, 2023_

Amendment No. 1 to Amended and Restated Employment Agreement

This Amendment No. 1 (“Amendment No. 1”) to Amended and Restated Employment Agreement, effective as of September 26, 2019 (the “Employment Agreement”) is entered into by the following Parties: Bicycle Therapeutics Inc. (the “Company”) and Nicholas Keen (“Executive”) (collectively the “Parties”), to provide clarity and define new terms agreed to by the Parties.

Amendments to Section 6.3:

1.Section 6.3(a)(i) will be deleted and replaced with:

(i) An amount equal to eighteen (18) months of Executive’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular payroll dates; and

2.Section 6.3(a)(ii) will be deleted and replaced with:

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the portion of the COBRA premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of:  (1) eighteen (18) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period.  Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;

The Parties agree that they have voluntarily entered into this Amendment No. 1.

AGREED on February 20, 2023_.

In Witness Whereof, the Parties have executed this Amendment No. 1 as of the date first above written.

Bicycle Therapeutics Inc.

By:/s/ Pierre Legault________________

Pierre Legault

Director

/s/ Nicholas Keen

Nicholas Keen